EXHIBIT 23.2



     We have issued our report dated March 7, 1997, accompanying the financial statements of CHS Electronics, Inc. contained in this Amendment No. 1 to Registration Statement and Prospectus on Form S-3. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and the use of our name as it appears under the captions "Experts" and "Selected Consolidated Financial Data."




Grant Thornton LLP
Miami, Florida
July 22, 1997